EXHIBIT 99.1


FIRST                                             22 West State Street
KEYSTONE                                          Media, PA 19063
FINANCIAL, INC.                                   610-565-6210

                        FOR IMMEDIATE RELEASE
                        ---------------------

CONTACT:  THOMAS M. KELLY, PRESIDENT
          (610) 565-6210

                 FIRST KEYSTONE FINANCIAL ANNOUNCES
                       SECOND QUARTER RESULTS

     Media, PA May 5, 2004 - Donald S. Guthrie, Chairman and Chief Executive Officer of First Keystone Financial, Inc. (Nasdaq: FKFS) reported today net income for the quarter ended March 31, 2004 of $627,000, or $0.32 per diluted share, compared to $693,000, or $0.34 per diluted share, for the same period last year. Net income for the six months ended March 31, 2004 was $1.4 million, or $0.70 per diluted share, as compared to $1.5 million, or $0.73 per diluted share, for the same period in 2003.

     "Like most of the banking industry, we continue to experience margin compression this quarter due to the continued low interest rate environment, however, I am pleased to report that the quarter was bolstered by significant gains on equity investments," said Guthrie. "Management will continue to actively pursue various strategies to improve our net interest margin as well as our fee-based income," added Guthrie.

     For the three and six months ended March 31, 2004, net interest income decreased $209,000, or 7.0%, and $393,000, or 6.5%, respectively. The decline in net interest income reflected the continued interest rate compression being experienced by the Company as the weighted average yield on interest-earning assets continued to decrease more rapidly than the cost of interest-bearing liabilities. Interest income decreased $534,000, or 7.7%, for the quarter ended March 31, 2004 compared to the same period in the prior year primarily due to a 76 basis point decrease in the average yield earned on interest-earning assets partially offset by a $32.8 million increase in the average balance of such assets. Interest expense also decreased $325,000, or 8.1%, for the quarter ended March 31, 2004 as compared to the second quarter of fiscal 2003 primarily due to a 46 basis point decrease in rates paid on interest-bearing liabilities partially offset by a $35.1 million increase in the average balance of such liabilities.
As a result of the compression in the Company's yields when compared to its liability costs, its interest rate margin on a tax equivalent basis decreased to 2.16% for the quarter ended March 31, 2004 as compared to 2.48% for the second quarter of fiscal 2003.

     On a linked quarter basis, net interest income decreased $123,000 in the second quarter of fiscal 2004 compared to the first quarter of fiscal 2004. In addition, the net interest margin on a tax equivalent basis decreased 14 basis points from 2.30% for the three months ended December 31, 2003. During the second quarter of fiscal 2004 as compared to the first, the Company experienced a 24 basis point decrease in the yield earned on average interest-earning assets which was partially offset by a 8 basis point decline in the rates paid on interest-bearing liabilities. The compression in the net interest margin was primarily the result of reinvesting at current low interest rates the cash flows resulting from the continued elevated rate of repayments of mortgage-related securities and the calls on investment securities resulting from the low interest rate environment.


     The provision for loan losses decreased $120,000, or 61.5%, to $75,000 for the three months ended December 31, 2003 compared to the same period in the prior year. The decrease in the provision was primarily due to the decrease in non-performing assets from March 31, 2003. Total non-performing assets decreased to $2.9 million at March 31, 2004 from $3.6 million at March 31, 2003. The Company's ratio of non-performing assets to total assets decreased to 0.51% at March 31, 2004 compared to 0.66% at March 31, 2003.

     For the quarter ended March 31, 2004, non-interest income increased $1.6 million to $2.2 million from the same period last year. Non-interest income increased $2.1 million to $3.2 million for the six months ended March 31, 2004 in comparison to the same period last year. For the three months ended March 31, 2004, the increase was primarily the result of an increase in the gain on sale of investment securities and other non-interest income. The gain on sales of investment securities reflected the proceeds from the sale or exchange of securities of entities which were acquired in which the Company had an equity interest. Other non-interest income increased because the Company recognized income of $550,000 in connection with a repayment of a commercial real estate loan. Under the terms of the loan, certain additional contingent payments were due upon repayment of the loan in full.

     Non-interest expense for the quarter ended March 31, 2004 increased $1.6 million from the same period last year primarily due to compensation and employee benefit expenses and other non-interest expenses. The increase in compensation and employee benefit expenses was due to an additional $598,000 benefit expense relating to the funding of non-qualified supplemental retirement plan for certain executive officers and the prepayment of the outstanding loan balance on the original loan to the Company's employee stock ownership plan ("ESOP") which resulted in an additional $452,000 expense. The partial funding of the retirement benefits and prepayment of the loan for the Company's ESOP will decrease the cost of these benefit plans over the next several years. In addition, the increase in non-interest expense was also due to increases of $104,000 and $73,000 in professional fees and real estate operations, respectively. Non-interest expense for the six months ended March 31, 2004 increased $2.0 million, or 40.1%, by comparison to the same period in the prior year.

     The Company's total assets increased to $570.8 million at March 31, 2004, an $11.2 million, or 2.0%, increase from $559.6 million at September 30, 2003. Mortgage-related securities held to maturity increased to $28.6 million from $3.5 million at September 30, 2003 mainly due to the Company's strategy to reinvest the cash flows from the loan and securities portfolio into the held to maturity portfolio in order to minimize the effect of price volatility to the Company's financial statements. Loans receivable increased to $293.4 million from $286.4 million at September 30, 2003 reflecting the Company's strategy of increasing its investment in higher yielding assets. The increase in loans receivable was primarily the result of increases in multi-family and commercial real estate loans and home equity loans and lines of credit partially offset by a decline in single-family residential loans. Total deposits decreased $9.6 million, or 2.7%, to $353.0 million at March 31, 2004 from $362.6 million at September 30, 2003. The Company increased $17.0 million, or 12.5%, in borrowings from September 30, 2003. Borrowings were considered an appropriate source of funds to offset the decrease in deposits and fund asset growth. Stockholders' equity increased due to net income of $1.4 million, partially offset the cost of repurchasing 51,092 shares of its common stock combined with dividend payments totaling $420,000.

     First Keystone Bank, the Company's wholly owned subsidiary, serves its customers from seven full-service offices located in Delaware and Chester Counties.


     Certain information in this release may constitute forward-looking statements as that term is defined in the Private Securities Litigation Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those estimated due to a number of factors. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors, which could cause actual results to differ materially from those estimated. These factors include, but are not limited to, changes in general economic and market conditions and the development of an interest rate environment that adversely affects the interest rate spread or other income from the Company's and the Bank's investments and operations. The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

     This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP") as discussed below. Management of the Company uses these non-GAAP measures in its analysis of the Company's performance.


                 FIRST KEYSTONE FINANCIAL, INC.
                    SELECTED OPERATIONS DATA
              (In thousands except per share data)
                           (Unaudited)

                                                    Three Months Ended     Six Months Ended
                                                         March 31,              March 31,
                                                 -------------------------------------------
                                                     2004       2003        2004       2003
                                                 -------------------------------------------
Net interest income  (1)                            $2,773     $2,982      $5,669     $6,062
Provision for loan losses                               75        195         150        390
Non-interest income                                  2,169        551       3,233      1,176
Non-interest expense (1)                             4,094      2,507       7,028      5,017
                                                 -------------------------------------------
Income before taxes                                    773        831       1,724      1,831
Income tax expense                                     146        138         355        357
                                                 -------------------------------------------
Net income                                            $627       $693      $1,369     $1,474
                                                 ===========================================
Basic earnings per share                             $0.34      $0.36       $0.75      $0.77
Diluted earnings per share                            0.32       0.34        0.70       0.73
Dividends per share                                   0.11       0.10        0.22       0.20
Number of shares outstanding at end of period    1,924,871  2,011,541   1,924,871  2,011,541
Weighted average basic shares outstanding        1,826,967  1,912,579   1,832,759  1,909,516
Weighted average diluted shares outstanding      1,951,360  2,044,182   1,955,761  2,026,365

____________________________________________________________________________________________


                FIRST KEYSTONE FINANCIAL, INC.
                    SELECTED FINANCIAL DATA
             (In thousands except per share data)
                        (Unaudited)
                                                              March 31,   September 30,
                                                                2004           2003
                                                              -------------------------
Total assets                                                  $570,757       $559,612
Loans receivable, net                                          293,425        286,421
Investment and mortgage-related securities available for sale  180,707        202,356
Investment and mortgage-related securities held to maturity     34,891          9,802
Cash and cash equivalents                                       24,698         21,190
Deposits                                                       352,956        362,605
Borrowings                                                     153,278        136,272
Junior subordinated debt (2)                                    21,575         21,593
Loan loss allowance                                              2,084          1,986
Total stockholders' equity                                      33,091         32,388
Book value per share                                            $17.19         $16.82
____________________________________________________________________________________________




                 FIRST KEYSTONE FINANCIAL, INC.
                      OTHER SELECTED DATA
                         (Unaudited)

                                                                At or for the         At or for the
                                                              Three Months Ended    Six Months Ended
                                                                  March 31,             March 31,
                                                              ---------------------------------------
                                                                2004     2003        2004     2003
                                                              ---------------------------------------
Return on average assets (3)                                    0.44%    0.53%       0.49%    0.57%
Return on average equity (3)                                    7.81%    8.40%       8.59%    8.99%
Interest rate spread (1) (2) (3) (4)                            2.12%    2.41%       2.18%    2.50%
Net interest margin (1) (2) (3) (4)                             2.16%    2.48%       2.22%    2.55%
Interest-earning assets/interest-bearing liabilities(2) (4)   101.41%  101.98%     101.36%  101.61%
Operating expenses to average assets (1) (2) (3)                2.91%    1.90%       2.51%    1.92%
Ratio of non-performing assets to total assets at
    end of period (2)                                           0.51%    0.66%       0.51%    0.66%
Ratio of loan loss allowance to non-performing assets
    at end of period                                           71.85%   75.35%      71.85%   75.35%

 (1) Due to the adoption of FIN 46, the interest on trust preferred securities is presented as interest expense. Amounts presented as non-interest expense in the prior year have been reclassified to conform with this presentation.
 (2) The Company adopted FIN 46 on December 31, 2003.   The adoption
     resulted in the deconsolidation of certain trust preferred security trusts previously consolidated. As such, the Company's trust preferred securities are presented as debt. Reclassifications have been made to the prior year to conform with the presentation.
 (3) Annualized.
 (4) Adjusted for the effects of tax-free investments. This is a non-GAAP presentation. Management believes that presentation of its interest rate spread and net interest margin on a tax-equivalent basis provides useful information that is essential to a proper understanding of the operating results of the Company's business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. In order to provide accurate comparisons of yields and margins for all earning assets, the interest income earned on tax-exempt assets has been increased to make them fully equivalent to other taxable interest income investments. Without the adjustment for taxes, the interest rate spread would be 2.05% and 2.34% for the quarter ended March 31, 2004 and 2003, respectively, while the net interest margin would be 2.09% and 2.40% for the quarter ended March 31, 2004 and 2003, respectively. Without the adjustment for taxes, the interest rate spread would be 2.11% and 2.41% for the six months ended March 31, 2004 and 2003 respectively, while the net interest margin would be 2.15% and 2.47% for the six months ended March 31, 2004 and 2003, respectively.